CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 29, 2018 with respect to the consolidated financial statements of Tanzanian Gold Corporation, which appears in Tanzanian Gold Corporation’s Annual Report on Form 20-F for the year ended August 31, 2018.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Professional Accountants

Vancouver, Canada

September 26, 2019